Exhibit 99.1

Washington Banking Company Earns $1.7 Million in 4Q09 and $6.2 Million in 2009;

Assets Top $1 Billion

OAK HARBOR, WA – January 28, 2010 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that its strong capital ratios, stable credit quality and healthy core deposit growth contributed to another profitable quarter. Washington Banking earned $1.7 million in the fourth quarter of 2009, compared to $1.7 million for the fourth quarter a year ago. Net income available to common shareholders totaled $1.3 million, or $0.11 per diluted share, in the fourth quarter of 2009, compared to $1.3 million, or $0.13 per diluted common share, in the preceding quarter, and $1.7 million, or $0.18 per diluted common share, in the fourth quarter a year ago. For the year, Washington Banking’s net income available to common shareholders was $4.6 million, or $0.46 per diluted common share, compared to $8.3 million, or $0.88 per diluted common share in 2008. Preferred dividend payments totaled $1.6 million in 2009; there were no preferred dividends paid in 2008.

“The highlight of the quarter was our successful campaign to raise $49 million in new capital, which further demonstrates the confidence investors have in our franchise,” said Jack Wagner, President and Chief Executive Officer. “With this fresh capital, we have been actively reviewing opportunities to expand our franchise and believe there will be a number of appropriate FDIC-assisted transactions to bid on in the coming months.

“We continue to benefit from the flight to quality as customers choose to bank with healthy, full-service, local institutions,” Wagner continued. “We also continue to attract skilled banking professionals that are looking for a stable long-term partnership with a strong franchise, and we see a very good opportunity to grow market share in our Northwest footprint by adding relationship bankers to our team.”

Conference Call Information
Management will host a conference call tomorrow, Friday, January 29, 2010, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss 2009 financial results. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing 480-629-9722 using Call ID #4194489 at 10:00 a.m. PDT. The call will also be broadcast live via the internet. To listen to the call online, either live or archived, visit the Investor Relations page of the bank’s website at www.wibank.com. The replay will also be available at (303) 590-3030, using access code #4194489, where it will be archived for ninety days.

Fourth Quarter 2009 Financial Highlights (December 31, 2009 compared to December 31, 2008)

  Capital ratios continue to exceed the regulatory requirements for well-capitalized institutions, with Total Risk Based Capital to risk-adjusted assets of 22.27% compared to 13.23%. To be considered well-capitalized, a bank must have over 10% Total Risk-based Capital.

  Tangible common equity to tangible assets stood at 12.81% compared to 8.95% a year earlier.

  Asset quality remains better than average for the region and the nation with nonperforming assets to total assets at 0.76%, up from 0.46%.

WBCO – 4Q09 Profits
January 28, 2010

  Deposits increased an impressive 13% to $847 million with noninterest-bearing demand deposits up 14% year-over-year, representing 12% of total deposits.

  Total loans were $814 million, slightly down from $823 million, while loan loss reserves increased to 1.99% of total loans, up 50 basis points year-over-year.

  The provision for loan losses was $2.3 million in the fourth quarter, bringing year-to-date provisions to $10.2 million.

  Pretax pre-provision income remained flat for the quarter at $4.9 million in the third and fourth quarters of 2009 and up from $4.3 million in the fourth quarter a year ago.

  Tangible book value per common share increased 3% to $8.75 compared to $8.47.

Credit Quality
“Our loan portfolio continues to outperform most of our peers, however, we believe further deterioration is possible in our asset quality metrics,” said Joe Niemer, Chief Credit Officer. “We continued to build reserves in the fourth quarter which reflects our concern for the overall economy more than any specific issues in our portfolio. Our provision for loan losses, which more than doubled to $10.2 million in 2009, exceeded net charge-offs of $6.2 million and increased the allowance for loan losses to 1.99% of total loans and 478% of nonperforming loans at year end.”

Nonperforming loans were $3.4 million compared to $3.2 million last quarter and $1.9 million a year ago. Other real estate owned (OREO) totaled $4.5 million, down from $5.0 million last quarter and up from $2.2 million a year ago. Nonperforming assets totaled $7.9 million, or 0.76% of total assets at year end, compared to $8.2 million, or 0.85% of total assets at September 30, 2009, and $4.1 million, or 0.46% of total assets, a year ago. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans and OREO.

Net charge-offs in the fourth quarter were $1.9 million, or 94 basis points of average loans on an annualized basis, compared to $1.1 million, or 55 basis points of average loans for the same quarter a year ago. For the year, net charge-offs were $6.2 million, or 76 basis points of average loans, compared to $3.9 million, or 48 basis points for average loans in 2008. Net charge-offs in the indirect lending portfolio were $453,000 in the fourth quarter, compared to $449,000 in the third quarter, and $507,000 in the fourth quarter a year ago. For the year, indirect net charge-offs were $1.6 million or 1.50% of average indirect loans, compared to $1.4 million, or 1.30% of indirect loans in 2008. “We continue our past practice of charging off any indirect loan when it becomes 90-days delinquent,” Wagner added.

Balance Sheet
Total assets grew 16% to over $1.04 billion at December 31, 2009 compared to $899.6 million a year ago. Total loans decreased slightly to $814 million from $816 million at the end of the third quarter of 2009 and $823 million a year ago. The portfolio is well diversified with owner-occupied commercial real estate loans making up 23% of the portfolio and commercial loans at 11% of total loans. Non-owner occupied commercial real estate loans account for 21% and residential mortgages account for 7% of the portfolio. Indirect consumer loans, mostly made through local automotive dealers, account for 12% and other consumer loans account for 11% of the portfolio. At year end, construction and land development loans for residential projects were 9% and commercial construction projects were 4% of total loans. Construction and land development loans are down by more than $35 million year-over year and a year ago accounted for 14% of the total portfolio.

Total deposits were up 4% in the quarter and 13% year-over-year to $847 million at December 31, 2009, compared to $812 million at the end of September and $747 million a year ago. Noninterest-bearing demand deposits increased 14% year-over-year, now representing 12% of total deposits. Year-over-year, money market accounts increased 41% and now comprise 24% of total deposits. The December 31, 2009 balance includes approximately $20 million of deposits that are expected to

WBCO – 4Q09 Profits
January 28, 2010

runoff by March 31, 2010. Time deposits remained flat at $350 million and accounted for 41% of total deposits. Core deposits, excluding brokered CDs and time deposits over $100,000 represent 79% of all deposits, up from 75% a year ago. “Outside of the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers, we have minimal deposits from brokered sources,” said Rick Shields, Chief Financial Officer.

Retained earnings increased 10% to $51.2 million, bringing common shareholder equity to $8.75 per share at December 31, 2009, compared to $8.47 per share a year ago. Including the $26.4 million capital infusion from the preferred shares issued to the U.S. Treasury, total shareholders’ equity was $159.5 million. As a result of the equity offering in the fourth quarter, one half of the warrants issued with the preferred shares were cancelled.

Operating Results
Revenue for the fourth quarter of 2009 was $12.7 million, compared to $12.5 million in the third quarter and $11.2 million a year ago. Net interest income, before the provision for loan losses, grew 14% to $10.8 million in the fourth quarter from $9.5 a year ago and increased 3% from the linked quarter of $10.4 million. For the year, revenue increased 7% to $48.7 million from $45.4 million a year ago. Net interest income before provision for loan losses increased 6% to $40.4 million from $37.9 million a year ago.

Noninterest income totaled $1.7 million in the fourth quarter, down 6% from $1.8 million in the preceding quarter but up 10% from $1.6 million a year ago. “We posted a net reversal of $158,000 Bank Owned Life Insurance (BOLI) income for the fourth quarter, as a result of the stable value agreement for the policy which was activated by a decline in the market value of the assets. In general our BOLI investments have generated a solid tax-deferred income stream and we expect it will continue to contribute to revenues in the future,” said Shields. For the year, noninterest income grew 11% to $7.7 million from $6.9 million in 2008.

Washington Banking’s net interest margin was 4.69% in the fourth quarter of 2009, down 3 basis points from the third quarter but up 19 basis points from the year ago quarter. For 2009, the net interest margin was 4.63% up from 4.60% the prior year. Interest reversals in the fourth quarter negatively impacted the margin by 4 basis points, compared with 2 basis points in the third quarter. The margin was also negatively affected by 9 basis points due to the capital raised during the fourth quarter which was primarily invested in Fed funds.

Fourth quarter noninterest expense was up 3% in the quarter and up 13% year-over-year primarily related to the higher FDIC premiums and increased costs for OREO management. “The cost of doing business, especially in the banking industry, continues to rise,” said Wagner, “but we have been working hard to manage the expenses that we can control. Salaries for managers were frozen at yearend 2008 levels, and there were no bonuses in 2009 bank wide. We are now extending the salary freeze in 2010 to all employees, with the caveat that there will be an opportunity at mid-year for most employees to receive a one-time cash payment in lieu of a raise, subject to Company performance.” Operating expenses were $7.6 million in the 2009 fourth quarter compared to $7.4 million in the third quarter and $6.7 million in the fourth quarter a year ago. For 2009, noninterest expense was $28.7 million, up 4% from $27.5 million in 2008.

The efficiency ratio during the fourth quarter of 2009 was 59.90%, compared to 59.20% reported in the linked quarter, and 60.22% a year ago. For the year, the efficiency ratio improved to 59.01% compared to 60.63% in 2008. Return on average assets and return on average common equity were 0.70% and 5.16%, respectively, for the fourth quarter of 2009 and 0.74% and 8.37%, respectively, for the fourth quarter in 2008.

WBCO – 4Q09 Profits
January 28, 2010

ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in five counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, BOLI contributions to revenue, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

WBCO – 4Q09 Profits
January 28, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	December 31,	September 30,	Month	December 31,	Year
	2009	2009	Change	2008	Change
Interest Income
Loans	$13,345	$13,538	-1%	$13,968	-4%
Taxable Investment Securities	275	191	44%	103	168%
Tax Exempt Securities	176	130	35%	52	242%
Other	25	18	40%	22	12%
Total Interest Income	13,821	13,877	0%	14,145	-2%

Interest Expense
Deposits	2,813	3,201	-12%	4,195	-33%
Other Borrowings	94	94	0%	199	-53%
Junior Subordinated Debentures	122	139	-12%	279	-56%
Total Interest Expense	3,029	3,434	-12%	4,673	-35%

Net Interest Income	10,793	10,443	3%	9,472	14%

Provision for Loan Losses	2,250	2,500	-10%	1,900	18%
Net Interest Income after Provision for Loan Losses	8,543	7,943	8%	7,572	13%

Noninterest Income
Service Charges and Fees	806	909	-11%	841	-4%
Electronic Banking Income	363	376	-3%	316	15%
Investment Products	164	38	334%	78	110%
Bank Owned Life Insurance Income	(158)	106	-249%	73	-318%
Income from the Sale of Loans	157	138	14%	46	243%
SBA Premium Income	98	49	98%	20	380%
Other Income	307	232	33%	205	50%
Total Noninterest Income	1,737	1,848	-6%	1,579	10%

Noninterest Expense
Compensation and Employee Benefits	3,875	3,638	7%	3,644	6%
Occupancy and Equipment	1,041	1,099	-5%	966	8%
Office Supplies and Printing	223	198	12%	170	31%
Data Processing	137	141	-3%	156	-12%
Consulting and Professional Fees	246	184	34%	325	-24%
FDIC Premiums	268	283	-5%	135	98%
OREO & Reposssion Expenses	549	389	41%	82	569%
Other	1,283	1,446	-11%	1,257	2%
Total Noninterest Expense	7,622	7,378	3%	6,735	13%

Income Before Income Taxes	2,657	2,413	10%	2,416	10%
Provision for Income Taxes	921	740	25%	746	24%
Net Income	1,736	1,673	4%	1,670	4%
Preferred dividends	414	414	-3%	-	100%
Net Income Available to Common Shareholders	$1,322	$1,259	5%	$1,670	-21%
Earnings per Common Share
Net Income per Share, Basic	$0.12	$0.13	-8%	$0.18	-33%

Net Income per Share, Diluted	$0.11	$0.13	-15%	$0.18	-39%

Average Number of Common Shares Outstanding	11,481,000	9,532,000		9,486,000
Fully Diluted Average Common and Equivalent Shares Outstanding	11,507,000	9,554,000		9,513,000

WBCO – 4Q09 Profits
January 28, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Twelve Months Ended		One
($ in thousands, except per share data)	December 31,		Year
	2009	2008	Change
Interest Income
Loans	$53,128	$58,144	-9%
Taxable Investment Securities	743	397	87%
Tax Exempt Securities	469	204	130%
Other	53	36	47%
Total Interest Income	54,393	58,782	-7%

Interest Expense
Deposits	12,920	18,442	-30%
Other Borrowings	434	1,138	-62%
Junior Subordinated Debentures	665	1,254	-47%
Total Interest Expense	14,019	20,834	-33%

Net Interest Income	40,374	37,948	6%

Provision for Loan Losses	10,200	5,050	102%
Net Interest Income after Provision for Loan Losses	30,174	32,898	-8%

Noninterest Income
Service Charges and Fees	3,426	2,987	15%
Electronic Banking Income	1,397	1,333	5%
Investment Products	532	338	57%
Bank Owned Life Insurance Income	153	306	-50%
Income from the Sale of Loans	865	223	288%
SBA Premium Income	180	259	-31%
Other Income	1,108	1,440	-23%
Total Noninterest Income	7,661	6,886	11%

Noninterest Expense
Compensation and Employee Benefits	14,374	15,373	-6%
Occupancy and Equipment	4,244	3,762	13%
Office Supplies and Printing	799	572	40%
Data Processing	555	625	-11%
Consulting and Professional Fees	811	794	2%
FDIC Premiums	1,374	499	175%
OREO & Reposssion Expenses	1,531	406	277%
Other	5,046	5,492	-8%
Total Noninterest Expense	28,734	27,523	4%

Income Before Income Taxes	9,100	12,261	-26%
Provision for Income Taxes	2,886	3,929	-27%
Net Income	6,214	8,332	-25%
Preferred dividends	1,600	-	100%
Net Income Available to Common Shareholders	$4,614	$8,332	-45%
Earnings per Common Share
Net Income per Share, Basic	$0.46	$0.88	-48%

Net Income per Share, Diluted	$0.46	$0.88	-48%

Average Number of Common Shares Outstanding	10,011,000	9,465,000
Fully Diluted Average Common and Equivalent Shares Outstanding	10,034,000	9,513,000

WBCO – 4Q09 Profits
January 28, 2010

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	December 31,	September 30,	Month	December 31,	Year
	2009	2009	Change	2008	Change
Assets
Cash and Due from Banks	$14,950	$16,651	-10%	$13,868	8%
Interest-Bearing Deposits with Banks	86,891	180	48131%	121	71545%
Fed Funds Sold	-	25,365	-100%	-	100%
Total Cash and Cash Equivalents	101,841	42,196	141%	13,990	628%

Investment Securities Available for Sale	80,833	56,204	44%	17,798	354%

FHLB Stock	2,430	2,430	0%	2,430	0%

Loans Held for Sale	3,232	2,951	10%	2,896	12%

Loans Receivable	813,852	816,316	0%	823,068	-1%
Less: Allowance for Loan Losses	(16,212)	(15,882)	2%	(12,250)	32%
Loans, Net	797,640	800,434	0%	810,818	-2%

Premises and Equipment, Net	25,495	25,649	-1%	24,971	2%
Bank Owned Life Insurance	16,976	17,134	-1%	16,822	1%
Other Real Estate Owned	4,549	5,012	-9%	2,226	104%
Other Assets	12,875	7,656	68%	7,680	68%
Total Assets	$1,045,871	$959,666	9%	$899,631	16%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$104,070	$104,761	-1%	$91,482	14%
NOW Accounts	141,121	134,190	5%	119,115	18%
Money Market	202,144	156,582	29%	143,855	41%
Savings	49,003	47,172	4%	41,161	19%
Time Deposits	350,333	369,313	-5%	351,546	0%
Total Deposits	846,671	812,018	4%	747,159	13%
FHLB Overnight Borrowings	-	-	100%	11,640	-100%
Other Borrowed Funds	10,000	10,000	0%	30,000	-67%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	3,905	2,282	71%	4,498	-13%
Total Liabilities	886,350	850,074	4%	819,071	8%

Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); issued
and outstanding 26,380 at 12/31/09 and 9/30/09 and	24,995	24,911	0%	-	100%
none in 2008.

Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,297,801 at 12/31/2009,
9,547,946 at 9/30/09 and 9,510,007 at 12/31/08	83,094	35,502	134%	33,701	147%
Retained Earnings	51,183	48,632	5%	46,567	10%
Other Comprehensive Income	249	547	-55%	292	15%
Total Shareholders' Equity	159,521	109,592	46%	80,560	98%
Total Liabilities and Shareholders' Equity	$1,045,871	$959,666	9%	$899,631	16%

WBCO – 4Q09 Profits
January 28, 2010

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
($ in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,
2009	2009	2008	2009	2008
Revenues (1)(2)	$12,724	$12,462	$11,184	$48,692	$45,394

Averages
Total Assets	$984,586	$946,723	$901,487	$941,171	$890,589
Loans and Loans Held for Sale	816,218	821,375	823,217	823,438	819,468
Interest Earning Assets	929,287	892,075	849,210	887,070	837,456
Deposits	818,880	799,179	766,362	785,705	748,649
Shareholders' Equity	$102,668	$83,988	$79,402	$87,369	$76,998

Financial Ratios
Return on Average Assets, Annualized	0.70%	0.70%	0.74%	0.66%	0.94%
Return on Average Common Equity, Annualized(3)	5.16%	5.95%	8.37%	5.30%	10.82%
Efficiency Ratio (2)	59.90%	59.20%	60.22%	59.01%	60.63%
Yield on Earning Assets (2)	5.99%	6.25%	6.69%	6.21%	7.09%
Cost of Interest Bearing Liabilities	1.61%	1.87%	2.55%	1.93%	2.90%
Net Interest Spread	4.38%	4.38%	4.14%	4.27%	4.18%
Net Interest Margin (2)	4.69%	4.72%	4.50%	4.63%	4.60%

Tangible Book Value Per Share	$8.75	$8.87	$8.47
Tangible Common Equity	12.81%	8.82%	8.95%

December 31,	September 30,	December 31,	Regulatory Requirements
Adequately-	Well-
2009	2009	2008	capitalized	capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	22.27	% (4)	16.39%	13.23%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	21.01	% (4)	15.14%	11.98%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	18.72%	14.16%	11.68%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	21.55	% (4)	16.26%	13.10%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	20.29	% (4)	15.00%	11.85%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	18.17%	14.04%	11.54%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(3) Return on average common equity is adjusted for preferred stock dividends.
(4) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO – 4Q09 Profits
January 28, 2010

ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
($ in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$15,882	$14,770	$11,488	$12,250	$11,126
Indirect Loans:
Charge-offs	(635)	(650)	(691)	(2,416)	(2,023)
Recoveries	182	201	184	842	583
Indirect Net Charge-offs	(453)	(449)	(507)	(1,574)	(1,440)

Other Loans:
Charge-offs	(1,674)	(1,540)	(1,151)	(5,854)	(3,381)
Recoveries	207	601	520	1,190	895
Other Net Charge-offs	(1,467)	(939)	(631)	(4,664)	(2,486)

Total Net Charge-offs	(1,921)	(1,388)	(1,138)	(6,238)	(3,926)
Provision for Loan Losses	2,250	2,500	1,900	10,200	5,050
Balance at End of Period	$16,212	$15,882	$12,250	$16,212	$12,250

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	1.71%	1.69%	1.82%	1.50%	1.30%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.82%	0.52%	0.35%	0.65%	0.35%
Net Charge-offs to Average Total Loans (1)	0.94%	0.67%	0.55%	0.76%	0.48%

	December 31,	September 30,	December 31,
	2009	2009	2008
Nonperforming Assets

Nonperforming Loans (2)	$3,395	$3,179	$1,918
Other Real Estate Owned	4,549	5,012	2,226
Total Nonperforming Assets	$7,944	$8,191	$4,144

Nonperforming Loans to Loans (1)	0.42%	0.39%	0.23%
Nonperforming Assets to Assets	0.76%	0.85%	0.46%
Allowance for Loan Losses to Nonperforming Loans	477.51%	499.60%	638.67%
Allowance for Loan Losses to Loans	1.99%	1.95%	1.49%

Loan Composition
Commercial	93,295	$90,919	$94,522
Real Estate Mortgages
One-to-Four Family Residential	53,313	55,914	58,099
Commercial	360,745	354,449	327,704
Real Estate Construction
One-to-Four Family Residential	76,046	73,409	101,022
Commercial	34,231	38,226	44,401
Consumer
Indirect	100,697	105,358	108,266
Direct	93,051	95,449	86,364
Deferred Fees	2,474	2,592	2,690
Total Loans	$813,852	$816,316	$823,068

Time Deposit Composition
Time Deposits $100,000 and more	151,018	157,071	164,723
All Other Time Deposits	170,399	175,300	164,096
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	21,416	29,443	12,727
Non-CDARS	7,500	7,500	10,000
Total Time Deposits	$350,333	$369,314	$351,546

(1)	Excludes Loans Held for Sale.
(2)	Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

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Note: Transmitted on GlobeNewswire at 1:00 p.m. PDT January 28, 2010.